                                                                    Exhibit 99.1

                             JOINT FILING AGREEMENT

        Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees  to the joint filing,  on behalf of each  of them, of any filing required by such party under Section 13 or Section 16 of the Exchange
Act or any rule or regulation thereunder (including any amendment,  restatement, supplement, and/or exhibit thereto) with the Securities and Exchange  Commission
(and, if  such security  is registered  on a  national securities exchange, also with  the  exchange),  and  further agrees  to  the  filing,  furnishing, and/or incorporation  by  reference  of  this agreement  as  an  exhibit  thereto. This agreement shall  remain in  full force  and effect  until revoked  by any  party hereto in a signed  writing provided to each  other party hereto, and  then only with respect to such revoking party.

        IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement  to be  executed and  effective as  of the  date set forth below.

Date:   June 26, 2019              WELLS FARGO & COMPANY

                                   By:   /s/ Lori Ward
                                       -----------------------
                                       Name:  Lori Ward
                                       Title: Designated Signer

                                   WELLS FARGO BANK, N.A.

                                   By:   /s/ Alejandro Piekarewicz
                                       ----------------------------
                                       Name:  Alejandro Piekarewicz
                                       Title:  Director